UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 16, 2005
XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	0-27166 (Commission File No.)	41-1641815 (IRS Employer Identification Number)
151 East Cliff Road, Suite 10, Burnsville, Minnesota 55337
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (952) 707-5600
(Former name, former address and former fiscal year, if changed since last report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 3.02 Unregistered Sale of Equity Securities
Item 9.01. Financial Statements and Exhibits
SIGNATURE
Certificate of Designation
Form of Trident Warrants
Amended and Restated Voting Agreement
Common Stock Warrant & Series C Preferred Stock Purchase Agreement
Press Release

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     As previously announced the Company received on August 26, 2005, a letter from The Nasdaq Listing Qualification Staff (“Nasdaq”), notifying the Company that it was not in compliance with Marketplace Rule 4310 (c) (2) (B) (the “Rule”). This Rule requires the Company to have a minimum $35 million in market value of listed securities, $2.5 million in shareholders’ equity, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq informed the Company that it would be provided 30 calendar days, or until September 26, 2005, to regain compliance with the Rule.
     By virtue of the investment described below in this Report on Form 8-K, we believe we meet the Nasdaq Marketplace listing requirements as our shareholders’ equity balance now reads as follows on a pro forma basis:

	June 30, 2005	Pro forma
	Balance Per	June 30, 2005
	10-Q Filing	Balance
Shareholders’ equity balance	$2,261,090	$7,301,715

     Nasdaq has advised us that it will continue to monitor our ongoing compliance with the shareholders’ equity requirement and, if at the time of our next SEC filing we meet the compliance requirement this matter will be closed. If our next SEC report does not show compliance we may be subject to delisting. The Company believes that with the completion of this transaction with Trident Capital we meet the Nasdaq Marketplace listing requirements for the immediate future.”
Item 3.02 Unregistered Sale of Equity Securities
     On September 7, 2005, we entered into a Common Stock Warrant and Series C Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with Trident Capital, Inc. and its affiliates (collectively, “Trident”). This transaction was funded on September 16, 2005.
     Under the Stock Purchase Agreement, Trident purchased 1,269,036 shares of Series C Preferred Stock for $5,000,000, or $3.94 per share. Each share of the Preferred Stock is convertible into one share of the Company’s common stock. The price per share of preferred stock and the conversion price for the common stock is equal to the “market value” of the common stock (as defined in the rules of the Nasdaq Stock Market) on the date of execution of the definitive agreements. The preferred stock does not pay a dividend, unless we decline to redeem the stock upon demand of the holders after an Acceleration Event (as defined in the Certificate of Designation of the Series C Preferred Stock). In that case, it pays an annual cumulative dividend of 4% of the original issue price (payable in cash). The Series C Preferred Stock has a non-participating liquidation right equal to the original issue price, plus accrued unpaid dividends which is senior to the common stock and junior to the Series B Convertible

Preferred Stock. The preferred stock is redeemable by the Company after five (5) years at the original issue price, plus accrued unpaid dividends, if the market value of the common stock is at least three (3) times the then effective conversion price for a specified period.
     Additionally, the Company issued Trident 5-year warrants to purchase 375,000 shares of its common stock at an exercise price of $3.94 per share. The aggregate purchase price of the warrants was $46,875. The warrants permit “cashless exercise.”
     The Company will use the cash proceeds from the sale of the preferred stock and warrants for working capital and general corporate purposes.
     Under the Stock Purchase Agreement, the Company must file a Registration Statement on Form S-3 no later than November 14, 2005 to register the resale, from time to time, of the common stock to be issued pursuant to conversion of the preferred stock and exercise of the warrants.
     Affiliates of Trident Capital currently hold all of our issued and outstanding Series B Convertible Preferred Stock.
     Trident Capital is a leading venture capital and private equity fund with over $1.2 billion of capital under management, including $519 million of capital in its most recent fund, Fund V. Trident has invested in over 100 companies since its inception in 1993. The firm focuses on investments in the information services and enterprise software sectors, with numerous investments in the mobile applications and outsourced services markets. The firm has offices in Palo Alto, CA; Lake Forest, IL; Los Angeles, CA; and Westport, CT.
     No broker or placement agent was involved and no commissions or other compensation was paid.
     The preferred stock was issued without registration under the Securities Act of 1933 in reliance upon Sections 4(2) and 4(6) of said Act based upon the limited number of purchasers and their status as “accredited investors,” as defined in Regulation D under the Act.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits

Exhibit No.	Description
4.5	Certificate of Designation of Preferences of Series C Preferred Stock

4.6	Form of Trident Warrants (see Note 1)

9.1	Amended and Restated Voting Agreement

10.39	Common Stock Warrant and Series C Preferred Stock Purchase Agreement (see Note 2)

Exhibit No.	Description
99.1	Press Release dated September 21, 2005

Note 1:	The Company has issued five warrants which are identical except as to holder and number of shares. See text of this Form 8-K.

Note 2:	The Schedule of Exceptions to Representations, Warranties and Covenants of the Company has been omitted but will be provided to the Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 22, 2005	XATA CORPORATION
	By:	/s/ Mark E. Ties
Mark E. Ties
(Principal financial officer) and Authorized Signatory